SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

                              AMENDMENTS TO THE BYLAWS

                            ADOPTED MARCH 18, 1999
      (to adopt advance notice procedures for shareholder nominations and proposals)

      Section 7 of Article II of the bylaws of the Corporation is amended and restated so as to read in its entirety as follows:

      "Section 7.  Notice of Stockholder Business and Nominations.

            (a)   Annual Meetings of Stockholders.

                  (i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made (A) pursuant to the Corporation's notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 7, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 7.

                  (ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 7, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice must be received by the Secretary at the principal executive offices of the Corporation not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so received not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Notwithstanding the foregoing, if the Corporation is required under Rule 14a-8 under the Securities Exchange Act of 1934 ("Exchange Act") to include a stockholder's proposal in its proxy statement, such stockholder shall be deemed to have given timely notice for purposes of this paragraph (a)(ii) with respect to such proposal. A stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner; (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner; and (3) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting.

                  (iii) Notwithstanding anything in paragraph (a)(ii) of this Section 7 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at the annual meeting is increased pursuant to an act of the Board of Directors of the Corporation and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors on or before the date which is 15 days before the latest date by which a stockholder may timely notify the Corporation of nominations or other business to be brought by a stockholder in accordance with paragraph (a)(ii) of this Section 7, a stockholder's notice required by this Section 7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the 15th day following the day on which such public announcement is first made by the Corporation.

            (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph (b), who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this paragraph (b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (a)(ii) of this Section 7 shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the later of the 60th day prior to such special meeting or the 15th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

            (c)  General.

                  (i) Only such persons who are nominated in accordance with the procedures set forth in this Section 7 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 7. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this
Section 7 and, if any proposed nomination or business is not in compliance with this Section 7, to declare that such defective proposal or nomination shall be disregarded.

                  (ii) For purposes of this Section 7, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                  Nothing in this Section 7 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors."